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                                                                    Exhibit 16.1

[Anderson Letterhead]

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C. 20549

June 3, 2002

Dear Sir/Madam:

We have read the first four (4) paragraphs of Item 4 included in the Form 8-K dated May 29, 2002 of Careside, Inc. (the Company) to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein, with the exception of the reference in the first paragraph to the reasons for dismissal, for which we have no basis to agree or disagree.

Very truly yours,


Arthur Andersen LLP

Cc:  Mr. W. Vickory Stoughton, Chairman and Chief Executive Officer